Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.

Autocallable Securities Linked to the Worst Performing of the S&P 500® Index and the Russell 2000® Index Due April 30, 2024

Preliminary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlyings:	The S&P 500® Index and the Russell 2000® Index
Stated principal amount:	$1,000 per security
Pricing date:	April 25, 2019
Issue date:	April 30, 2019
Valuation dates:	April 27, 2020, April 26, 2021, April 25, 2022, April 25, 2023 and April 25, 2024 (the “final valuation date”)
Automatic early redemption:	If, on any valuation date prior to the final valuation date, the closing value of the worst performing underlying on that valuation date is greater than or equal to its initial underlying value, the securities will be automatically redeemed on the fifth business day immediately following that valuation date for an amount in cash per security equal to $1,000 plus the premium applicable to that valuation date. If the securities are automatically redeemed following any valuation date prior to the final valuation date, they will cease to be outstanding and you will not receive the premium applicable to any later valuation date.
Premium:

The premium applicable to each valuation date will be determined on the pricing date and will be within the ranges indicated below. The premium may be significantly less than the appreciation of any underlying from the pricing date to the applicable valuation date.

•	April 27, 2020:	6.50% to 7.50% of the stated principal amount
•	April 26, 2021:	13.00% to 15.00% of the stated principal amount
•	April 25, 2022:	19.50% to 22.50% of the stated principal amount
•	April 25, 2023:	26.00% to 30.00% of the stated principal amount
•	April 25, 2024:	32.50% to 37.50% of the stated principal amount

Maturity date:	Unless earlier redeemed, April 30, 2024
Underlying return:	For each underlying on any valuation date, (i) its closing value on that valuation date minus its initial underlying value, divided by (ii) its initial underlying value
Trigger value:	For each underlying, 60% of its initial underlying value
Payment at Maturity:

If the securities are not automatically redeemed prior to maturity, you will receive at maturity, for each security you then hold, an amount in cash equal to:

▪   If the final underlying value of the worst performing underlying on the final valuation date is greater than or equal to its initial underlying value:

$1,000 + the premium applicable to the final valuation date

▪   If the final underlying value of the worst performing underlying on the final valuation date is less than its initial underlying value but greater than or equal to its trigger value: $1,000

▪   If the final underlying value of the worst performing underlying on the final valuation date is less than its trigger value:

$1,000 + ($1,000 × the underlying return of the worst performing underlying on the final valuation date)

If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performing underlying on the final valuation date is less than its trigger value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. The securities are unsecured debt securities. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

CUSIP / ISIN:	17326YGB6 / US17326YGB65

Initial underlying value:	For each underlying, its closing value on the pricing date
Worst performing underlying:	For any valuation date, the underlying with the lowest underlying return determined as of that valuation date
Final underlying value:	For each underlying, its closing value on the final valuation date
Hypothetical Payment at Maturity Diagram*

■ The Securities	■ The Worst Performing Underlying

* Assumes that the premium will be set at the minimum level indicated under Preliminary Terms.

Hypothetical Payment at Maturity(1)(2)
Hypothetical Underlying Return of Worst Performing Underlying on the Final Valuation Date	Hypothetical Payment at Maturity per Security
100.00%	$1,325.00
75.00%	$1,325.00
50.00%	$1,325.00
25.00%	$1,325.00
10.00%	$1,325.00
0.00%	$1,325.00
-0.01%	$1,000.00
-10.00%	$1,000.00
-25.00%	$1,000.00
-40.00%	$1,000.00
-40.01%	$599.90
-50.00%	$500.00
-75.00%	$250.00
-100.00%	$0.00

(1) Assumes the securities are not automatically redeemed prior to maturity. Each security has a stated principal amount of $1,000.00.

(2) Assumes that the premium will be set at the minimum level indicated under Preliminary Terms.

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the following hyperlink: Preliminary Pricing Supplement dated March 29, 2019

The table below illustrates how the amount payable per security will be calculated if the closing value of the worst performing underlying on any valuation date (other than the final valuation date) is greater than or equal to the applicable premium threshold:

Hypothetical Payout Table*
If the first valuation date on which the closing value of the worst performing underlying on that valuation date is greater than or equal to its initial underlying value is . . .	. . . then you will receive the following payment per $1,000 security upon automatic early redemption or at maturity, as applicable:
April 27, 2020	$1,000 + applicable premium = $1,000 + $65 = $1,065
April 26, 2021	$1,000 + applicable premium = $1,000 + $130 = $1,130
April 25, 2022	$1,000 + applicable premium = $1,000 + $195 = $1,195
April 25, 2023	$1,000 + applicable premium = $1,000 + $260 = $1,260
April 25, 2024	$1,000 + applicable premium = $1,000 + $325 = $1,325

* Assumes that the premium will be set at the minimum level indicated under Preliminary Terms.

Selected Risk Considerations

•	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performing underlying on the final valuation date. If the final underlying value of the worst performing underlying on the final valuation date is less than its trigger value, you will lose 1% of the stated principal amount of the securities for every 1% by which the worst performing underlying has declined from its initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.
•	Your potential return on the securities is limited to the applicable premium.
•	The securities do not pay interest.
•	The securities are subject to heightened risk because they have multiple underlyings.
•	The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly.
•	You will not benefit in any way from the performance of any better performing underlying.
•	You will be subject to risks relating to the relationship between the underlyings. The less correlated the underlyings, the more likely that any one underlying will perform poorly.
•	The securities offer downside exposure to the worst performing underlying, but no upside exposure to any underlying.
•	You will not receive dividends or have any other rights with respect to the underlyings.
•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
•	The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.
•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
•	The Russell 2000® Index is subject to risks associated with small capitalization stocks.
•	The issuer and its affiliates may have economic interests that are adverse to yours as a result of its and their affiliates’ business activities.
•	The U.S. federal tax consequences of an investment in the securities are unclear.

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.

Additional Information

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-224495 and 333-224495-03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Filed pursuant to Rule 433

Citi Structured Investments	+1-212-723-3136	structured.investments@citi.com